EXHIBIT 15
October 27, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 27, 2009 on our review of interim financial information of Sonoco Products Company for the three- and nine-month periods ended September 27, 2009 and September 28, 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 27, 2009 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100799; File No. 333-100798; and File No. 333-152531) and Form S-3 (File No. 333-160964).
Yours very truly,
/s/ PricewaterhouseCoopers LLP